Exhibit 99.1

Editorial Contact:

Lisa Washington

Xilinx, Inc.

408-626-6272

lisa.washington@xilinx.com

FOR IMMEDIATE RELEASE

XILINX APPOINTS EXECUTIVE VP & GENERAL MANAGER

TO LEAD ADVANCED PLATFORMS GROUP

SAN JOSE, Calif., November 2, 2006 – Xilinx, Inc. (NASDAQ: XLNX), the world’s leading supplier of programmable chips, today announced the appointment of Iain Morris, 50, as executive vice president and general manager of the advanced platforms group (APG), reporting directly to Xilinx Chairman, President and CEO Wim Roelandts. At the helm of APG, Morris will lead divisional teams responsible for development and delivery of high-end solutions, building upon the company’s flagship VirtexTM FPGA platform.

Morris has more than 30 years’ experience with semiconductor and systems companies, managing operations in more than 11 countries and serving customers in a variety of vertical markets such as communications, computing and wireless. Most recently, Morris was senior vice president with Advanced Micro Devices (AMD), with responsibility for the digital media and pervasive computing group. As part of AMD’s microprocessor business, Morris was chartered with design, marketing and business management of the company’s low power, high-performance system-on-chip (SOC) product lines. Before joining AMD, Morris served as senior executive and corporate officer at Hewlett-Packard Co., where he was senior vice president of mobility and emerging business and president of embedded and personal systems, respectively.

Morris began his career at Motorola, where he spent nearly 25 years establishing a strong track record of results in engineering, product development, marketing, direct sales and large and small business management. Among the executive positions Morris held at Motorola were senior vice president, PCS (personal communications sector) Americas; corporate vice president and general manager, paging products group; corporate vice president and general manager, transmission products division; and vice president and general manager global paging infrastructure division.

Morris holds a bachelor’s of science degree in technology and business studies from the University of Strathclyde in Glasgow, Scotland.

“I’m pleased to welcome Iain to the Xilinx executive leadership team,” said Roelandts. “He brings a unique combination of skills and experience built over many years with semiconductor and systems companies that give him a keen understanding of system-level customer requirements. I’m fully confident that Iain will build upon Xilinx’s undisputed leadership position in the market place to take the organization to new heights in the coming years, fulfilling APG’s charter to support our customers with state-of-the-art, best-in-class Virtex products, solutions and services.”

“Xilinx has a stellar reputation for its investment in its customers, its people and its technology,” added Morris. “It’s a privilege to join the executive management team and to have the opportunity to lead the advanced platforms group: a team of people that truly represent the ‘heart and soul’ of Xilinx, having invented the technology upon which this great company has been built. Together, we will fulfill our charter, paying utmost attention to satisfying today’s customer needs and listening closely to deliver solutions in anticipation of their future requirements.”

About Xilinx

Xilinx is the worldwide leader in complete programmable logic solutions. For more information, visit www.xilinx.com.